EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of iCap Vault 1, LLC (the “Company”) on Form S-11 of our report dated February 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2018 and for the period from July 30, 2018 (date of inception) through December 31, 2018, which report appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

February 14, 2020
Marlton, New Jersey